EXHIBIT 21

SUBSIDIARIES OF THE COMPANY

Advanced Micro Electronics AS	Horten, Norway
Ancore Corporation	Santa Clara, California
Centrovision, Inc.	Newbury Park, California
Corrigan Canada, Ltd.	Ontario, Canada
Dolphin Medical, Inc.	Hawthorne, California
Dolphin Pvt Ltd.	Singapore
Ferson Optics, Inc.	Ocean Springs, Mississippi
Metorex Security Products, Inc.	Ewing, New Jersey
Metorex Security Products, Oy	Espoo, Finland
OSI Defense Systems, L.L.C.	Orlando, Florida
OSI Electronics, Inc.	Hawthorne, California
OSI Fibercomm, Inc.	Hawthorne, California
OSI Systems Pvt. Ltd.	Secunderabad, India
Opto Sensors (Malaysia) Sdn. Bhd.	Johor Bahru, Malaysia
Opto Sensors (Singapore) Pte. Ltd.	Singapore
Osteometer MediTech USA, Inc.	Hawthorne, California
Rapiscan Asia Pte. Ltd.	Singapore
Rapiscan Consortium (M) Sdn. Bhd.	Johor Bahru, Malaysia
Rapiscan Security Products (U.S.A), Inc.	Hawthorne, California
Rapiscan Security Products, Ltd.	Crawley, United Kingdom
RapiTec, Inc.	Walnut, California
UDT Sensors, Inc.	Hawthorne, California